June 24, 2005



Mail Stop 4561

By U.S. Mail

Arthur L. Freeman
Chairman and CEO
1st Independence Financial Group, Inc.
104 South Chiles Street
Harrodsburg, KY 40330


Re:	1st Independence Financial Group, Inc.
      Form 10-KSB for the year ended September 30, 2004
      File No. 0-26570

Dear Mr. Freeman:

	We have completed our review of your Form 10-K and have no further comments at this time.




Sincerely,



Paul Cline
             				    Senior Accountant
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Arthur L. Freeman
1st Independence Financial Group, Inc.
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